EXHIBIT (l)(8)

                        FORM OF SHARE PURCHASE AGREEMENT

         BHR Institutional Funds, a placeStateDelaware statutory trust (the "Trust"), and BHR Fund Advisors, L.P. ("Buyer"), hereby agree as follows:

         1. The Trust hereby offers Buyer and Buyer hereby purchases, in consideration for the payment of $10.00, 1 share of beneficial interest of the AG Small Cap Core Fund for a purchase price of $10.00 per share.

         2. Buyer represents and warrants that it is acquiring such share solely for investment purposes and that Buyer has no present intention to redeem, sell or otherwise dispose of the shares.

         3. This Agreement shall be governed by the laws of the State of placeStateDelaware. The Trust is a statutory trust organized under the laws of placeStateDelaware and under an Agreement and Declaration of Trust, including any and all amendments thereto. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally but bind only the assets of the Trust, and all persons dealing with any of the Funds of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of ____________, 2008.


                                      BHR INSTITUTIONAL FUNDS


                                      By:
                                          --------------------------------------
                                           Name:
                                           Title:


                                      BHR FUND ADVISORS, L.P.


                                      By:
                                          --------------------------------------
                                           Name:
                                           Title: